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                      April 24, 2024

       Francois Roger
       Chief Financial Officer
       Sanofi
       46, avenue de la Grande Arm  e
       75017 Paris, France

                                                        Re: Sanofi
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 23,
2024
                                                            File No. 001-31368

       Dear Francois Roger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences